Exhibit 2.02
AMENDMENT NO. 1
TO
PURCHASE AGREEMENT
     This AMENDMENT NO. 1 TO PURCHASE AGREEMENT (this “Amendment”) is entered into as of August 25, 2005, by and among APTUIT, INC. (“Purchaser”), a Delaware corporation, QUINTILES TRANSNATIONAL CORP., a North Carolina corporation (“Quintiles Transnational”), QUINTILES, INC., a North Carolina corporation (“Quintiles, Inc.”), QUINTILES LIMITED, a private limited company incorporated in England and Wales (registration number 03022416) (“Quintiles Limited”), QUINTILES EAST ASIA PRIVATE LIMITED, a Singapore private limited company (“Quintiles Asia” and together with Quintiles Transnational, Quintiles, Inc. and Quintiles Limited, each a “Seller” and collectively, “Sellers”), EARLY DEVELOPMENT AND PACKAGING SERVICES USA, L.L.C., a Delaware limited liability company (the “U.S. Company”), EARLY DEVELOPMENT AND PACKAGING SERVICES (UK) LIMITED, a private limited company organized under the laws of England and Wales (the “U.K. Company”), and QUINTILES CLINICAL SUPPLIES AMERICAS, INC., a New Jersey corporation (“Quintiles Supplies” and together with the U.S. Company and the U.K. Company, collectively the “EDP Companies”).
RECITALS
     WHEREAS, Sellers, Purchaser and the EDP Companies are parties to that certain Purchase Agreement, dated as of July 18, 2005 (the “Purchase Agreement”), which provides, among other things, that Sellers will sell, assign and transfer, and Purchaser desires to purchase and assume, as the case may be, the EDP Companies, the Singapore Assets and the Singapore Liabilities, in each case pursuant to the terms and subject to the conditions of the Purchase Agreement; and
     WHEREAS, Purchaser and Sellers desire to amend the Closing Date of the Purchase Agreement pursuant to Section 10.6 of the Purchase Agreement.
AGREEMENT
     NOW THEREFORE, the parties agree as follows:
     1. Defined Terms. All initially capitalized terms used but not defined in this Amendment shall have the meanings assigned to them in the Purchase Agreement.
     2. Amendment. The Purchase Agreement is hereby amended by replacing “September 14, 2005” in the first sentence of Section 2.5 with “September 30, 2005”.
     3. No Other Amendments. The Purchase Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

     4. Headings. The section headings herein are for convenience of reference only and shall not affect the interpretation of this Amendment. All Section references herein are to sections of this Amendment unless specified otherwise.
     5. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.
     6. Governing Law. This Amendment and its enforcement will be governed by, and interpreted in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such State. Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, shall be referred to and finally resolved in the United States District Court for the Southern District of New York or any New York state court sitting in The City of New York.
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     IN WITNESS WHEREOF, the parties named below have caused this Amendment to be duly executed, all as of the day and year first above written.

APTUIT, INC.

By:	/s/ Michael A. Griffith
Name: Michael A. Griffith Title: Chief Executive Officer

QUINTILES TRANSNATIONAL CORP.

By:	/s/ John S. Russell
Name: John S. Russell Title: Executive Vice President and General Counsel

QUINTILES, INC.

By:	/s/ John S. Russell
Name: John S. Russell Title: President

QUINTILES LIMITED

By:	/s/ John Goodacre
Name: John Goodacre Title: Director

QUINTILES EAST ASIA PRIVATE LIMITED

By:	/s/ John S. Russell
Name: John S. Russell Title: Director